Exhibit 3.1

PUBLIC STORAGE

ARTICLES OF AMENDMENT OF DELCARATION OF TRUST

Public Storage, a Maryland real estate investment trust formed under the Maryland REIT Law (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article X, Section 10.3 of the Trust’s declaration of trust (the “Declaration of Trust”) is hereby amended and restated in its entirety to read as follows:

Section 10.3 By Shareholders. Any amendment to the Declaration of Trust shall be valid only after the Board of Trustees has adopted a resolution setting forth the proposed amendment and declaring such amendment advisable, and such amendment has been approved by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon.

SECOND: This amendment to the Declaration of Trust (this “Amendment”) has been duly advised by the Board of Trustees of the Trust and approved by the shareholders of the Trust as required by law.

THIRD: The undersigned acknowledges this Amendment to be the corporate act of the Trust, and, as to all matters or facts required to be verified under oath, that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and such statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused this Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Senior Vice President, Chief Legal Officer and Corporate Secretary on this 29th day of April, 2022.

ATTEST	PUBLIC STORAGE

/s/ Nathaniel A. Vitan	/s/ Joseph D. Russell, Jr.
Nathaniel A. Vitan	Joseph D. Russell, Jr.
Senior Vice President, Chief Legal Officer and Corporate Secretary	President and Chief Executive Officer